Exhibit 99.1

News Release

NU CONTACT: OFFICE:	Sandra Ahearn 860-665-5472	NSTAR CONTACT: OFFICE:	Caroline Allen 617-424-2460

Northeast Utilities and NSTAR Jointly Pursue

Quebec Solutions to New England’s Energy Needs

Proposed Innovative Project Structure Warrants Advance Ruling by Federal Energy Regulatory Commission; Significant Energy and Environmental Benefits for New England Consumers

BERLIN, Conn. and BOSTON, Mass., December 15, 2008 – Northeast Utilities (NYSE: NU) and NSTAR (NYSE: NST) submitted to the Federal Energy Regulatory Commission (FERC) a request for a declaratory order on a proposed transmission interconnection with the Canadian province of Quebec.  The filing, submitted December 12, requests that the Commission approve the assignment of firm transmission rights on a new participant-funded transmission line to Hydro-Quebec (HQ) to enable the development of a purchase power agreement.  The proposal calls for Hydro-Québec to deliver low-carbon hydroelectric power to New England over a new high voltage direct current (HVDC) tie line between northern New England and Quebec.

NU, NSTAR and H.Q. Energy Services (U.S.) Inc. (HQUS), a wholly owned subsidiary of Hydro-Québec, have signed memoranda of understanding to develop this transmission project on an exclusive basis.  Planning is under way with HQ subsidiary TransÉnergie to develop the specifics of the new tie line.  The proposed transmission line would connect the Des Cantons substation in Québec with a point to be determined in southern New Hampshire, where NU’s Public Service Company of New Hampshire operates.  The proposed line will be designed to transmit at least 1,200 megawatts of power.

“New England has some of the most ambitious environmental goals in the nation.  With this project, we can help the region meet its energy, environmental and economic needs.  In addition, we will materially diversify New England’s generation mix,” said Charles W. Shivery, NU’s chairman, president and CEO.  “We have had many discussions with policymakers and other interested stakeholders over the past year and believe there’s an opportunity to create a mutually beneficial agreement with Hydro-Québec.  The project, as conceived, could meet nearly one-third of New England’s greenhouse gas reduction goals,” he added.

NU, NSTAR and HQUS have also begun discussions on the specifics of the longer-term power purchase agreement that would ensure the line is utilized to bring low-carbon energy to benefit New England customers.  The intent of the parties is to create a structure that allows additional New England customers to participate, not just those of NU and NSTAR.

“This project would play a key role in meeting New England’s future energy needs in a cost-effective and environmentally friendly manner," said Tom May, NSTAR's chairman, president and CEO.  "Our goal is to build a line that would carry enough electricity to supply approximately one million homes with clean, low-carbon power.”

“Hydro-Québec is uniquely positioned to work with NU and NSTAR in developing this project.  Our natural resource base and New England’s power markets combine to make a win-win transaction possible,” said Thierry Vandal, president and CEO of Hydro-Québec.

Assuming a favorable ruling from FERC, the companies will negotiate terms of the power purchase agreement as well as a joint development agreement to build the transmission line.  The U.S. portion of the line would be owned by NU and NSTAR.  As the line will be participant-funded, NU and NSTAR will not seek regional cost recovery for the line.  The proposed project would be submitted to the Independent System Operator of New England (ISO-NE) for approval as appropriate in light of the unique nature of this transaction. Hydro-Québec will also obtain all required authorizations and permits for its project.

Northeast Utilities, a Fortune 500 energy company with headquarters in Connecticut, operates New England’s largest energy delivery system.  NU is committed to safety, reliability, environmental leadership and stewardship, and expanding energy options for its more than 2 million electricity and natural gas customers.  For more information on Northeast Utilities and its subsidiaries, visit www.nu.com.

NSTAR is the largest Massachusetts-based, investor-owned electric and gas utility.  The company transmits and delivers electricity and natural gas to 1.4 million customers in Eastern and Central Massachusetts, including more than one million electric customers in 81 communities and 300,000 gas customers in 51 communities.  For more information, visit www.nstar.com.

Hydro-Québec generates, transmits and distributes electricity.  The company has an installed capacity of over 40,000 megawatts, operates a 20,500-mile transmission system and provides its 3.8 million Québec customers with a reliable supply of electricity. Its sole shareholder is the Québec government.  Hydro-Québec’s production is 97% non-carbon emitting hydroelectric power.  The company also conducts research in energy-related fields such as energy efficiency.  For more information, visit www.hydro-quebec.com.

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